Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-116022) on Form S-8 of QCR Holdings, Inc. of our report dated June 26, 2024 relating to the financial statements and supplemental schedules of QCR Holdings, Inc. 401(k) Plan appearing in the annual report on Form 11-K for the year ended December 31, 2023.

/s/ Plante & Moran, PLLC

Chicago, Illinois

June 26, 2024